Exhibit 99

Contact:
Renee L. Grable Mullen
Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS

FIRST QUARTER RESULTS

SAN DIEGO – (April 28, 2004) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue for the first quarter of 2004 of $161.3 million, compared to $199.8 million for the first quarter of 2003, and $159.6 million for the fourth quarter of 2003. The company generated net income of $4.6 million for the first quarter of 2004, resulting in diluted earnings per share of $0.15. This compares to net income of $12.4 million, or diluted earnings per share of $0.29 for the first quarter of 2003, and net income of $4.9 million, or diluted earnings per share of $0.15 for the fourth quarter of 2003. Diluted earnings per share for the fourth quarter of 2003 included a $0.02 per share charge for compensation expense associated with stock options purchased in connection with the company’s $180 million self-tender offer in October 2003.

“The first quarter’s results, highlighted by sequentially stable volume and revenue over the fourth quarter, mark an important and positive inflection point for AMN. We believe that these results reflect the stabilizing market environment and the effectiveness of our operational initiatives and sales and service teams,” said Steven C. Francis, Chief Executive Officer.

In line with the Company’s expectations, gross profit margin for the first quarter was 22.2%, which was relatively consistent with the 22.4% reported in the first quarter of 2003, but slightly lower than the 22.8% reported in the fourth quarter of 2003. Gross profit for the first quarter of 2004 was $35.8 million, compared to $44.8 million for the first quarter of 2003 and $36.4 million for the fourth quarter of 2003. The gross profit margin decline in the first quarter from the fourth quarter was consistent with historical patterns due to the impact of higher housing and traveler payroll costs driven by a higher percentage of new traveler assignments and fewer days in the first quarter.

Selling, general and administrative expenses for the first quarter of 2004 were $24.6 million, representing 15.3% of revenue, compared to $22.8 million, or 11.4% of revenue for the first quarter of 2003, and $25.5 million, or 16.0% of revenue in the fourth quarter of 2003. Compared to the fourth quarter of 2003, adjusted to exclude the $1.2 million charge related to the October 2003 self-tender offer, selling, general and administrative expenses for the first quarter of 2004 remained relatively constant in total dollars and as a percentage of revenue.

Income from operations was $9.5 million for the first quarter of 2004, compared to $20.6 million for the first quarter of 2003, and $9.3 million for the fourth quarter of 2003. The income from operations margin for the first quarter of 2004 of 5.9% was comparable to the 5.8% operating margin reported in the fourth quarter of 2003, but lower than the 10.3% reported for the first quarter of 2003 as a result of lower gross profit margin and higher selling, general and administrative expenses as a percentage of revenue.

Net income for the first quarter of 2004 included net interest expense of $2.1 million, compared to net interest expense of $0.1 million in the first quarter of 2003, and $2.0 million in the fourth quarter of 2003. The increase in interest expense over the prior year was a result of borrowings associated with the self-tender offer for approximately 10 million of the company’s equity securities. The weighted average diluted shares outstanding in the first quarter of 2004 was 31.3 million, compared to a weighted average of 43.0 million diluted shares outstanding in the first quarter of 2003 and 33.1 million in the fourth quarter of 2003.

As of March 31, 2004, the company had $6.8 million of cash and cash equivalents and debt of $137 million. The company generated $5.7 million in cash provided by operating activities during the first quarter of 2004.

Revenue and Earnings Guidance for Second Quarter 2004

Consistent with previous practice, the company provides revenue and earnings guidance for the next quarter to be reported. Revenue for the second quarter of 2004 is expected to range between $157 million and $161 million, resulting in net income ranging between $4.0 million and $5.0 million, or diluted earnings per share of approximately $0.13 to $0.16. The company expects to have an average of approximately 31.4 million diluted shares outstanding for the second quarter of 2004.

“Considering the historical seasonal decline in demand and working travelers that normally occurs during the second quarter, we believe that our projections for the second quarter reflect continued stabilization in the market environment. Our prospects for short term and long term growth are driven by overall improvement in the U.S. economy, increasing hospital admissions, the focus on the quality of patient care, and cost effectiveness of travel healthcare professionals. These trends continue to give us confidence and optimism for the future strengthening of our market,” said Francis.

Company Summary

AMN Healthcare Services, Inc., a leading healthcare staffing company, is the largest nationwide provider of travel nurse staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on April 29, 2004

AMN Healthcare Services, Inc.’s first quarter earnings conference call will be held on Thursday, April 29, 2004 at 10:00 a.m. EDT (7:00 a.m. PDT). A live webcast of the call can be accessed at www.amnhealthcare.com/investors, with a replay available on the web site until May 13, 2004. An audio replay of the call will also be available by telephone through May 13, 2004 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 726570. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; increased utilization of permanent staff by hospital and healthcare facility clients; the company’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation, and the company’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Statements of Operations

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended March 31,
	2004	2003	% Chg
Revenue	$161,265	$199,765	(19)%
Cost of revenue	125,436	155,014	(19)%

Gross profit	35,829	44,751	(20)%

	22.2%	22.4%
Expenses:
Selling, general and administrative	24,598	22,837	8%
	15.3%	11.4%
Non-cash stock-based compensation (1)	218	218	0%
Depreciation and amortization	1,465	1,115	31%

Total expenses	26,281	24,170	9%

Income from operations	9,548	20,581	(54)%
	5.9%	10.3%
Interest expense, net	2,134	83	N/M

Income before income taxes	7,414	20,498	(64)%
Income tax expense	2,855	8,099	(65)%

Net income	$4,559	$12,399	(63)%

Basic and diluted net income per common share:
Basic net income per common share	$0.16	$0.31	(48)%

Diluted net income per common share	$0.15	$0.29	(48)%

Weighted average common shares outstanding – basic	28,120	39,834	(29)%

Weighted average common shares outstanding – diluted	31,294	42,999	(27)%

Other Financial and Operating Data:
Average travelers on assignment	6,349	8,035	(21)%

Revenue per traveler per day	$279.12	$276.23	1%

Gross profit per traveler per day	$62.01	$61.88	0%

Adjusted EBITDA (2)	$11,231	$21,914	(49)%

	7.0%	11.0%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003	% Chg
Net income	$4,559	$12,399	(63)%
Adjustments:
Interest expense, net	2,134	83
Income tax expense	2,855	8,099
Depreciation and amortization	1,465	1,115
Non-cash stock-based compensation	218	218

Adjusted EBITDA (1)	$11,231	$21,914	(49)%

(1)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,764	$4,687	$28,633
Accounts receivable, net	121,968	117,392	130,684
Other current assets	17,448	15,862	17,679

Total current assets	146,180	137,941	176,996

Fixed assets, net	18,541	18,414	12,117
Goodwill, net	135,532	135,532	135,532
Deferred income taxes	5,384	6,071	11,361
Intangible and other assets	6,303	6,574	3,468

Total assets	$311,940	$304,532	$339,474

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$11,055	$12,954	$12,194
Accrued compensation and benefits	36,302	32,117	37,168
Current portion of notes payable	13,000	13,400	—
Other current liabilities	4,168	2,488	11,212

Total current liabilities	64,525	60,959	60,574

Notes payable	124,000	125,500	—
Other long-term liabilities	2,964	1,976	1,554

Total liabilities	191,489	188,435	62,128

Stockholders’ Equity	120,451	116,097	277,346

Total liabilities and stockholders’ equity	$311,940	$304,532	$339,474

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Net cash provided by operating activities	$5,683	$21,671
Net cash used in investing activities	(1,510)	(3,260)
Net cash used in financing activities	(2,094)	(29,853)
Effect of exchange rates on cash	(2)	(60)

Net increase (decrease) in cash and cash equivalents	2,077	(11,502)
Cash and cash equivalents at beginning of period	4,687	40,135

Cash and cash equivalents at end of period	$6,764	$28,633